Exhibit 10.1

Entercom Communications Corp. form of notice to option holders regarding the accelerated vesting of the Accelerated Options.

[Letterhead - Entercom Communications Corp.]

December 19, 2005

Option Holders

Entercom Communications Corp.

Re:          Acceleration of Vesting of Certain “Underwater” Stock Options

Dear [Name],

I am pleased to advise that, on December 13, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Entercom Communications Corp. (the “Company”) approved the acceleration of the vesting of, and fully vested, all of the Company’s outstanding unvested stock options, granted under the Company’s Equity Compensation Plan, as amended and restated (f/k/a the Entercom 1998 Equity Compensation Plan), that: (i) have a strike price above $29.27 per share (the market price of the Company’s Class A Common Stock as of the close of business on December 13, 2005); and (ii) were granted prior to January 1, 2005 (the “Accelerated Options”).

This letter shall serve as an amendment to the grant instrument of each Accelerated Option in that each such grant instrument is hereby amended to reflect that all Accelerated Options are fully vested.  Except as specifically provided herein, all other terms of each such grant instrument remain unchanged.

Entercom Communications Corp.

By:
John C. Donlevie
Executive Vice President